Exhibit 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2

Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2009 and 2010 and March 31, 2011 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2008, 2009 and 2010 and for the three months ended March 31, 2010 (unaudited) and 2011 (unaudited)	F-4
Consolidated Statements of Changes in Stockholder’s Equity for the years ended December 31, 2008, 2009 and 2010 and for the three months ended March 31, 2011 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2009 and 2010 and for the three months ended March 31, 2010 (unaudited) and 2011 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Carrols Restaurant Group, Inc. and subsidiary

Syracuse, New York

We have audited the accompanying consolidated balance sheets of the Fiesta Restaurant Group, Inc. (formerly known as Pollo Operations, Inc., Pollo Franchise, Inc. and Taco Cabana, Inc., and subsidiaries) (the “Company”), a wholly owned subsidiary of Carrols Corporation (“Carrols”), as of January 2, 2011 and January 3, 2010, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended January 2, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2011 and January 3, 2010, and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from Carrols applicable to the Company as a whole.

As discussed in Note 14 to the financial statements, Fiesta Restaurant Group, Inc. was incorporated in April 2011. In May 2011, Carrols contributed all of the outstanding capital stock of Pollo Operations, Inc., Pollo Franchise, Inc., and Taco Cabana Inc., to Fiesta Restaurant Group, Inc. in exchange for all of the outstanding capital stock of Fiesta Restaurant Group, Inc. and Fiesta Restaurant Group, Inc. became a wholly-owned subsidiary of Carrols.

/s/    Deloitte & Touche LLP

Rochester, New York

March 31, 2011 (May 4, 2011 as to Note 14)

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31,		March 31, 2011
	2009	2010
ASSETS			(unaudited)
Current assets:
Cash and cash equivalents	$3,854	$2,583	$2,601
Trade receivables	4,382	3,481	4,158
Inventories	2,165	2,067	2,292
Prepaid rent	2,258	2,320	2,331
Prepaid expenses and other current assets	2,123	2,292	2,438
Deferred income taxes (Note 10)	1,947	2,300	2,300

Total current assets	16,729	15,043	16,120
Property and equipment, net (Note 2)	204,889	202,412	201,291
Goodwill (Note 3)	123,484	123,484	123,484
Intangible assets, net	543	419	389
Deferred income taxes (Note 10)	8,484	11,091	11,384
Other assets	5,996	5,437	5,408

Total assets	$360,125	$357,886	$358,076

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of capital leases (Note 6)	$45	$56	$56
Accounts payable	5,778	5,892	6,885
Accrued payroll, related taxes and benefits	10,160	10,436	9,069
Accrued real estate taxes	3,221	3,172	1,929
Other liabilities	4,269	3,940	4,467

Total current liabilities	23,473	23,496	22,406
Long-term capital leases, net of current portion (Note 6)	975	1,008	994
Due to Parent Company (Note 7)	155,793	138,756	136,272
Lease financing obligations (Note 8)	116,651	122,975	122,985
Deferred income — sale-leaseback of real estate (Note 6)	4,046	3,890	4,011
Other liabilities (Note 5)	8,319	9,850	9,883

Total liabilities	309,257	299,975	296,551

Commitments and contingencies (Notes 6 and 12)

Stockholder’s equity:
Common stock, par value $.01; authorized, issued and outstanding 1,000 shares	—	—	—
Retained earnings	50,868	57,911	61,525

Total stockholder’s equity	50,868	57,911	61,525

Total liabilities and stockholder’s equity	$360,125	$357,886	$358,076

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31,			Three months ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Revenues:
Restaurant sales	$423,344	$430,514	$437,538	$107,048	$115,251
Franchise royalty revenues and fees	1,434	1,606	1,533	477	365

Total revenues	424,778	432,120	439,071	107,525	115,616

Costs and expenses:
Cost of sales	134,241	132,070	135,236	33,248	36,344
Restaurant wages and related expenses (including stock-based compensation expense of $93, $88, $28, $8 and $33 respectively)	116,070	120,105	122,519	30,947	31,662
Restaurant rent expense (Note 6)	16,968	17,437	16,620	4,187	4,062
Other restaurant operating expenses	63,268	60,384	60,041	14,645	14,743
Advertising expense	13,860	14,959	15,396	3,267	4,119
General and administrative (including stock-based compensation expense of $970, $669, $974, $227 and $383, respectively)	33,016	32,148	32,865	8,088	8,890
Depreciation and amortization	18,233	19,676	19,075	4,774	4,797
Impairment and other lease charges (Note 4)	5,371	2,284	6,614	248	264
Other income (Note 9)	(580)	(799)	—	—	—

Total operating expenses	400,447	398,264	408,366	99,404	104,881

Income from operations	24,331	33,856	30,705	8,121	10,735
Interest expense	21,898	20,447	19,898	4,967	4,845

Income before income taxes	2,433	13,409	10,807	3,154	5,890
Provision for income taxes (Note 10)	1,103	5,045	3,764	1,183	2,276

Net income	$1,330	$8,364	$7,043	$1,971	$3,614

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(In thousands except share and per share amounts)

	Common Stock	Retained Earnings	Total Stockholder’s Equity
Balance at January 1, 2008	$—	$41,174	$41,174
Comprehensive income:
Net income	—	1,330	1,330

Total comprehensive income			1,330

Balance at December 31, 2008	—	42,504	42,504
Comprehensive income:
Net income	—	8,364	8,364

Total comprehensive income			8,364

Balance at December 31, 2009	—	50,868	50,868
Comprehensive income:
Net income	—	7,043	7,043

Total comprehensive income			7,043

Balance at December 31, 2010	—	57,911	57,911
Net income for the three months ended March 31, 2011 (unaudited)	—	3,614	3,614

Total comprehensive income			3,614

Balance at March 31, 2011 (unaudited)	$—	$61,525	$61,525

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,			Three months ended March 31,
	2008	2009	2010	2010	2011
Cash flows provided from operating activities:				(unaudited)
Net income	$1,330	$8,364	$7,043	$1,971	$3,614
Adjustments to reconcile net income to net cash provided from operating activities:
Loss (gain) on disposals of property and equipment	350	(107)	327	54	73
Stock-based compensation	1,063	757	1,002	235	416
Impairment and other lease charges	5,371	2,284	6,614	248	264
Depreciation and amortization	18,233	19,676	19,075	4,774	4,797
Amortization of deferred financing costs	208	346	234	54	61
Amortization of deferred gains from sale-leaseback transactions	(323)	(104)	(259)	(62)	(64)
Accretion of interest on lease financing obligations	229	374	409	102	10
Deferred income taxes	406	(561)	(2,950)	(315)	(293)
Changes in other operating assets and liabilities
Accounts receivable	(689)	(198)	901	183	(677)
Accounts payable	424	(3,963)	(173)	220	1,302
Accrued payroll, related taxes and benefits	(756)	3,213	276	(1,592)	(1,367)
Other liabilities — current	401	814	(1,638)	(1,824)	(980)
Other liabilities — long term	966	28	1,531	638	33
Other	(911)	2,321	137	(329)	(994)

Net cash provided from operating activities	26,302	33,244	32,529	4,357	6,195

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(31,244)	(7,789)	(11,382)	(89)	(2,543)
Restaurant remodeling	(3,921)	(2,044)	(6,685)	(757)	(1,517)
Other restaurant capital expenditures	(4,781)	(3,570)	(5,178)	(1,245)	(973)
Corporate and restaurant information systems	(4,226)	(2,724)	(153)	(30)	(92)

Total capital expenditures	(44,172)	(16,127)	(23,398)	(2,121)	(5,125)
Properties purchased for sale-leaseback	—	(1,709)	(1,345)	—	—
Proceeds from sale-leaseback transactions	—	—	3,363	—	1,861
Proceeds from sales of other properties	119	570	—	—	—

Net cash used for investing activities	(44,053)	(17,266)	(21,380)	(2,121)	(3,264)

Cash flows provided from (used for) financing activities:
Borrowings (payments) to Parent Company, net	11,861	(18,965)	(18,040)	(5,166)	(2,899)
Principal payments on capital leases	(67)	(40)	(45)	(11)	(14)
Proceeds from lease financing obligations	6,276	4,550	5,915	2,429	—
Financing costs associated with issuance of lease financing obligations	(278)	(194)	(250)	(110)	—

Net cash provided from (used for) financing activities	17,792	(14,649)	(12,420)	(2,858)	(2,913)

Net increase (decrease) in cash and cash equivalents	41	1,329	(1,271)	(622)	18
Cash and cash equivalents, beginning of period	2,484	2,525	3,854	3,854	2,583

Cash and cash equivalents, end of period	$2,525	$3,854	$2,583	$3,232	$2,601

Supplemental disclosures:
Interest paid on lease financing obligations	$9,720	$10,549	$10,865	$2,607	$2,802
Accruals for capital expenditures	$712	$144	$430	$97	$740
Capital lease obligations incurred	$158	$—	$123	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

1.	Description of Business and Summary of Significant Accounting Policies

Basis of Consolidation.    The consolidated financial statements presented herein reflect the consolidated financial position, results of operations and cash flows of Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”) and its wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries, (collectively “Taco Cabana”). Fiesta Restaurant Group was incorporated in April 2011. In May 2011, Carrols Corporation (“Carrols” or “Parent Company”) contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of the outstanding capital stock of Fiesta Restaurant Group and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. Unless the context otherwise requires, Fiesta Restaurant Group and its subsidiaries, Pollo Tropical and Taco Cabana, are collectively referred to as the “Company”. Carrols is a wholly owned subsidiary of Carrols Restaurant Group, Inc., a publicly traded company (“Carrols Restaurant Group”). The consolidated financial statements have been prepared as if the Company was in existence for all periods presented. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

On February 24, 2011, Carrols Restaurant Group announced its intention to pursue the splitting of its business into two separate, publicly-traded companies through a tax-free spin-off of the Company’s common stock to Carrols Restaurant Group’s stockholders. If the spin-off is consummated, the Company will continue to own and operate the Pollo Tropical and Taco Cabana businesses. Carrols Restaurant Group will continue to own and operate its franchised Burger King restaurants.

The consolidated financial statements reflect certain general corporate overhead and interest expenses allocated by Carrols to the Company. Management believes that such allocations are reasonable and based on a systematic rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, standalone entity for the periods presented. All intercompany transactions between the Company’s subsidiaries have been eliminated. As a standalone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the consolidated financial statements. Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent standalone entity during the periods presented. Carrols and the Company’s management believe that the consolidated financial statements include all adjustments necessary for a fair presentation of the businesses.

Business Description.    At March 31, 2011 the Company operated 90 Pollo Tropical restaurants, of which 85 were in Florida and five were in New Jersey, and franchised a total of 29 Pollo Tropical restaurants, 21 in Puerto Rico, two in Ecuador, one in Honduras, one in the Bahamas, one in Trinidad and three on college campuses in Florida. At March 31, 2011, the Company also operated 156 Taco Cabana restaurants located primarily in Texas and franchised two Taco Cabana restaurants in New Mexico, two in Texas and one in Georgia.

Use of Estimates.    The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: allocations of Carrols’ general and

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

administrative expenses and interest expense on amounts due to Carrols, accrued occupancy costs, insurance liabilities, income taxes, evaluation for impairment of goodwill and long-lived assets and lease accounting matters. Actual results could differ from those estimates.

Fiscal Year.    The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal years ended December 28, 2008, January 3, 2010 and January 2, 2011 will be referred to as fiscal years ended December 31, 2008, 2009 and 2010, respectively. The fiscal year ended December 31, 2009 contained 53 weeks and the fiscal years ended December 31, 2008 and 2010 each contained 52 weeks. Similarly, all references herein to the three months ended April 4, 2010 and April 3, 2011 will be referred to as the three months ended March 31, 2010 and March 31, 2011, respectively. The three months ended March 31, 2010 and 2011 each contained thirteen weeks.

Unaudited Interim Financial Statements.    The unaudited consolidated financial statements included herein for the three months ended March 31, 2011 and 2010 have been prepared without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission and do not include certain of the information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of such financial statements have been included. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full year.

Due to Parent Company.    The Company regularly engages in transactions with Carrols to fulfill its obligations and to fund expenditures made by Carrols on behalf of the Company. The balance due to Parent Company reflects the amounts funded by Carrols for its acquisitions of Pollo Tropical and Taco Cabana reduced by the net cash flows remitted by the Company to Carrols since that time. Amounts due to Parent Company also include certain allocated administrative and corporate costs incurred by Carrols, interest expense on the amount due to Parent Company and income taxes payable. Historically, funding required by the Company to cover its cash needs has been provided directly by Carrols which has secured all third-party financing. Substantially all of the Company’s operating entities are guarantors of such debt and are subject to certain restrictions including the ability to incur additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments.

Allocations.    The Company is dependent on Carrols for financing, management, information technology and other shared services. See Note 7 — Due to Parent Company for a listing of such transactions and the related financial statement impact. For the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2010 and 2011, these costs were allocated to the Company based primarily on a pro-rata share of either Pollo Tropical and Taco Cabana revenues, number of restaurants or number of employees. The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the results of operations or cash flows that would have resulted had these and other related-party transactions been consummated with unrelated parties or had the Company been a standalone company.

Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories.    Inventories, primarily consisting of food and paper, are stated at the lower of cost (first-in, first-out) or market.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Property and Equipment.    The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment is recorded at cost. Repair and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Buildings	5 to 30 years
Equipment	3 to 7 years
Computer hardware and software	3 to 7 years
Assets subject to capital lease	Shorter of useful life or lease term

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the underlying lease term. In circumstances where an economic penalty would be presumed by the non-exercise of one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term. For significant leasehold improvements made during the latter part of the lease term, the Company amortizes those improvements over the shorter of their useful life or an extended lease term. The extended lease term would consider the exercise of renewal options if the value of the improvements would imply that an economic penalty would be incurred without the renewal of the option. Building costs incurred for new restaurants on leased land are depreciated over the lease term, which is generally a 20-year period.

Goodwill.    Goodwill represents the excess purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets acquired by Carrols from its acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000. Goodwill is not amortized but is tested for impairment at least annually as of December 31.

Long-Lived Assets.    The Company assesses the recoverability of property and equipment and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable.

Deferred Financing Costs.    Financing costs incurred in obtaining lease financing obligations (included in other assets on the accompanying consolidated balance sheets) are capitalized and amortized over the life of the related obligation as interest expense using the effective interest method.

Leases.    All leases are reviewed for capital or operating classification at their inception. The majority of the Company’s leases are operating leases. Many of the lease agreements contain rent holidays, rent escalation clauses and/or contingent rent provisions. Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option periods included in the determination of the lease term. Contingent rentals are generally based upon a percentage of sales or a percentage of sales in excess of stipulated amounts and are not considered minimum rent payments but are recognized as rent expense when incurred.

Lease Financing Obligations.    Lease financing obligations pertain to real estate sale-leaseback transactions accounted for under the financing method. In accordance with ASC 840-40-25-16 “Sale-Leaseback Transactions”, the Company has recorded lease financing obligations for sale-leaseback transactions where the rental payments of the Company are guaranteed by Carrols on an unsecured basis or where Carrols was the primary lessee at the time of the sale-leaseback transaction. The assets (land and

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

building) subject to these obligations remain on the Company’s consolidated balance sheet at their historical costs and such assets (excluding land) continue to be depreciated over their remaining useful lives. The proceeds received by the Company from these transactions are recorded as lease financing obligations and the lease payments are applied as payments of principal and interest. The selection of the interest rate on lease financing obligations is evaluated at inception of the lease based on Carrols’ incremental borrowing rate adjusted to the rate required to prevent recognition of a non-cash loss or negative amortization of the obligation through the end of the primary lease term.

Revenue Recognition.    Revenues from the Company’s owned and operated restaurants are recognized when payment is tendered at the time of sale. Franchise royalty revenues are based on a percent of gross sales and are recorded as income when earned.

Income Taxes.    The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax liability has been computed and presented in these consolidated financial statements as if it were a separate taxpaying entity for the periods presented.

Deferred income tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

Advertising Costs.    All advertising costs are expensed as incurred.

Cost of Sales.    The Company includes the cost of food, beverage and paper, net of any discounts, in cost of sales.

Pre-opening Costs.    The Company’s pre-opening costs are expensed as incurred and generally include payroll costs associated with opening the new restaurant, rent and promotional costs.

Insurance.    The Company is insured for workers’ compensation, general liability and medical insurance claims under policies covering both Carrols and the Company. All claims are paid, subject to stop-loss limitations both for individual claims and claims in the aggregate. Losses are accrued based upon estimates of the aggregate liability for claims based on the Company’s experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.

Fair Value of Financial Instruments.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

unobservable and reflect our own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•	Current Assets and Liabilities. The carrying value of cash and cash equivalents and accrued liabilities approximates fair value because of the short maturity of those instruments.

See Note 4 for discussion of the fair value measurement of non-financial assets.

Gift cards.    The Company sells gift cards to its customers in its restaurants and through select third parties. The Company recognizes revenue from gift cards upon redemption by the customer. The gift cards have no stated expiration dates and are subject to escheatment rights in certain states.

Subsequent Events.    The Company reviewed and evaluated subsequent events through July 19, 2011, the issuance date of the Company’s financial statements.

Recent Accounting Pronouncements.    There are currently no recent accounting pronouncements which had or are expected to have a material impact on the Company’s consolidated financial statements as of the date of this report.

2.	Property and Equipment

Property and equipment as of the dates specified consisted of the following:

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Land	$66,578	$70,704	$70,914
Buildings	65,217	68,264	68,487
Leasehold improvements	95,601	100,215	99,982
Equipment	100,344	106,872	108,082
Assets subject to capital leases	1,134	1,151	1,151

	328,874	347,206	348,616
Less accumulated depreciation and amortization	(123,985)	(144,794)	(147,325)

	$204,889	$202,412	$201,291

Assets subject to capital leases primarily pertain to buildings leased for certain restaurant locations and certain office equipment and had accumulated amortization at December 31, 2009 and 2010 and March 31, 2011 of $294, $296 and $315, respectively. At December 31, 2009 and 2010 and March 31, 2011, land of $52,961, $55,641 and $55,641, respectively, and buildings of $52,063, $55,389 and $55,389 respectively, were subject to lease financing obligations accounted for under the lease financing method. Accumulated depreciation pertaining to buildings subject to lease financing obligations at December 31, 2009 and 2010 and March 31, 2011 was $18,915, $21,537 and $22,095, respectively.

Depreciation expense for all property and equipment for the years ended December 31, 2008, 2009 and 2010 was $18,033, $19,543 and $18,962, respectively, and for the three months ended March 31, 2010 and 2011 was $4,741 and $4,752, respectively.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

3.	Goodwill

Goodwill.    On July 9, 1998, Carrols consummated the purchase of Pollo Tropical for a cash purchase price of $96.6 million. On December 19, 2000, Carrols acquired Taco Cabana for $154.7 million, which included the purchase of outstanding common shares, employee stock options and the assumption of Taco Cabana’s outstanding debt, which was approximately $43 million. The excess purchase price over net assets acquired, or goodwill, by Carrols for Pollo Tropical was approximately $64.0 million and for Taco Cabana was approximately $70.5 million. Such goodwill was amortized prior to January 1, 2002. All assets and liabilities acquired, including initial goodwill amounts, were recorded in the Company’s consolidated balance sheet.

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of December 31 and has determined its reporting units to be at the brand level for Pollo Tropical and Taco Cabana. There have been no impairment charges related to goodwill.

In performing its goodwill impairment test, the Company compared the net book values of its reporting units to their estimated fair values, the latter determined by employing a combination of a discounted cash flow analysis and a market-based approach. The results of the discounted cash flow analyses were corroborated with other value indicators where available, such as comparable company earnings multiples.

There have been no changes in goodwill and no goodwill impairment losses for the years ended December 31, 2008, 2009 and 2010 and for the three months ended March 31, 2011. Goodwill is summarized below:

	Pollo Tropical	Taco Cabana	Total
Balance, December 31, 2009 and 2010 and March 31, 2011	$56,307	$67,177	$123,484

4.	Impairment of Long-Lived Assets and Other Lease Charges

The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows over the life of the primary asset for each restaurant is compared to that long-lived asset’s carrying value. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value plus any lease liabilities to be incurred for non-operating restaurants, net of any estimated sublease recoveries.

The Company determined the fair value of the impaired long-lived assets at the restaurant level based on current economic conditions and historical experience. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. The non-financial assets measured at fair value associated with impairment charges recorded in 2010 totaled $1.2 million at December 31, 2010. They consist of restaurant equipment, which will be used in other Company restaurants with its value determined based upon the Company’s experience of amounts utilized from prior restaurant closures, and an owned restaurant property valued based on recent property sales in that restaurant’s trade area.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Impairment and other lease charges recorded on long-lived assets for the Company’s segments were as follows:

	Year ended December 31,			Three months ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Pollo Tropical	$3,181	$2,152	$4,671	$52	$272
Taco Cabana	2,190	132	1,943	196	(8)

	$5,371	$2,284	$6,614	$248	$264

During 2010, the Company recorded impairment and other lease charges of $6.6 million which included $3.2 million for three underperforming Pollo Tropical restaurants, $0.7 million to reduce the fair market value of a previously impaired Pollo Tropical restaurant and $0.7 million in other lease charges for non-operating Pollo Tropical properties which principally consisted of future minimum lease payments and related ancillary costs from the date of the restaurant closures to the end of the remaining lease term, net of $0.7 million of estimated cost recoveries from subletting the properties. In addition, the Company recorded charges of $1.1 million for an underperforming Taco Cabana restaurant, $0.3 million to reduce the fair market value of a previously impaired Taco Cabana restaurant and $0.5 million in charges for non-operating Taco Cabana restaurant properties which principally consisted of a reduction in estimated cost recoveries from subletting the properties through the end of the remaining lease term.

The Company closed one Pollo Tropical restaurant in 2009 whose fixed assets were impaired in 2008, and recorded a charge of $0.3 million in 2009 which principally consisted of future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term. During 2009, the Company also recorded fixed asset impairment charges of $1.9 million associated with an underperforming Pollo Tropical restaurant.

During 2008, the Company closed two Taco Cabana restaurants and recorded a charge of $2.2 million, including a fixed asset impairment charge of $1.7 million and other lease charges of $0.5 million which principally consisted of future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term, net of any estimated cost recoveries from subletting the properties. In 2008, the Company also recorded a fixed asset impairment charge of $3.1 million associated with three underperforming Pollo Tropical restaurants, one of which was subsequently closed in 2009 as noted above.

5.	Other Liabilities, Long-Term

Other liabilities, long-term, consist of the following:

	December 31,		March 31, 2011
	2009	2010
			(unaudited)
Accrued occupancy costs	$5,864	$6,865	$6,790
Accrued workers’ compensation costs	1,417	1,480	1,696
Deferred compensation	387	673	578
Other	651	832	819

	$8,319	$9,850	$9,883

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.

The following table presents the activity in the reserve for closed locations, included in accrued occupancy costs, for the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011:

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Balance, beginning of period	$1,050	$862	$1,665
Changes in estimates of accrued costs	276	1,279	265
Payments, net	(475)	(632)	(257)
Other adjustments	11	156	34

Balance, end of period	$862	$1,665	$1,707

6.	Leases

The Company utilizes land and buildings in its operations under various lease agreements. The Company does not consider any one of these individual leases material to the Company’s operations. Initial lease terms are generally for twenty years and, in many cases, provide for renewal options and in most cases rent escalations. Certain leases require contingent rent, determined as a percentage of sales as defined by the terms of the applicable lease agreement. For most locations, the Company is obligated for occupancy related costs including payment of property taxes, insurance and utilities.

During the year ended December 31, 2010, the Company sold two restaurant properties in sale-leaseback transactions for net proceeds of $3,363. These leases have been classified as operating leases and generally contain a twenty-year initial term plus renewal options. There were no qualified sale-leaseback transactions for the years ended December 31, 2009 and 2008.

Deferred gains on sale-leaseback transactions of $103 were recognized during the year ended December 31, 2010 and are being amortized over the term of the related leases. The amortization of deferred gains on sale-leaseback transactions was $323, $104 and $259 for the years ended December 31, 2008, 2009 and 2010, respectively.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Minimum rent commitments due under capital and non-cancelable operating leases at December 31, 2010 were as follows:

Years Ending December 31,	Capital	Operating
2011	$142	$16,662
2012	143	16,053
2013	139	15,460
2014	132	14,658
2015	120	14,134
Thereafter	1,182	105,979

Total minimum lease payments	1,858	$182,946

Less amount representing interest	(794)

Total obligations under capital leases	1,064
Less current portion	(56)

Long-term debt under capital leases	$1,008

Total rent expense on operating leases, including contingent rentals, was as follows:

	Year ended December 31,
	2008	2009	2010
Minimum rent on real property	$16,785	$17,346	$16,534
Additional rent based on percentage of sales	183	91	86

Restaurant rent expense	16,968	17,437	16,620
Administrative and equipment rent	1,130	1,036	763

	$18,098	$18,473	$17,383

7.	Due to Parent Company

The Company regularly engages in transactions with Carrols to fulfill its obligations and to fund expenditures made by Carrols on behalf of the Company. The balance due to Parent Company reflects the amounts funded by Carrols for its acquisitions of Pollo Tropical and Taco Cabana reduced by the net cash flows remitted by the Company to Carrols since that time. Amounts due to Parent Company also include certain allocated administrative and corporate costs incurred by Carrols, interest expense on the amount due to Parent Company and income taxes payable. Historically, funding required by the Company to cover its cash needs has been provided directly by Carrols which has secured all third-party financing. The Company and its operating subsidiaries are guarantors of such debt and are subject to certain restrictions including the ability to incur additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments. Pollo Operations Inc. and Taco Cabana, Inc. each have an intercompany loan agreement with Carrols. Due to Parent Company has been classified as a long-term liability on the accompanying consolidated balance sheets as there are no specified principal payments required under these agreements and Carrols has no intention to demand principal payments during fiscal 2011.

Interest expense has been allocated to the Company based the amount due to Parent Company during the year and the weighted average interest rate in effect for the period for Carrols on its long-term debt

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

obligations, excluding lease financing obligations. The weighted average interest rate used for the allocation of interest to the Company for the years ended December 31, 2008, 2009 and 2010 was 6.9%, 5.9% and 6.1%, respectively, and for the three months ended March 31, 2010 and 2011 was 5.9% and 6.2%, respectfully. Interest expense on the amount due to Parent Company was $11,748, $9,625 and $8,825 for the years ended December 31, 2008, 2009 and 2010, respectively, and for the three months ended March 31, 2010 and 2011 was $2,223 and $1,997, respectfully. Management believes the allocation basis for interest expense is reasonable based on the historical financing needs of the Company. However, such estimates are not necessarily representative of the costs in the future or if the Company had been a standalone entity during the periods presented.

Allocated Expenses.    The Company was allocated Carrols’ corporate expenses based on estimates and a pro-rata percentage of Pollo Tropical and Taco Cabana revenues, number of restaurants or number of employees. General corporate administrative expenses include centralized corporate functions provided by Carrols including finance, legal, accounting, internal audit, human resources, information technology and certain other functions. During the years ended December 31, 2008, 2009 and 2010, the Company was allocated $10.1 million, $10.4 million and $10.1 million, respectively, of general corporate administrative expenses and stock-based compensation which have been included in general and administrative expenses on the accompanying consolidated statements of operations. The allocated administrative expenses were as follows:

	Years ended December 31,			Three months ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Allocated financial services	$2,078	$1,984	$2,020	$569	$680
Allocated information systems services	2,721	2,317	2,695	637	502
Allocated corporate expenses and other shared services	4,357	5,455	4,408	1,079	1,442
Allocated stock-based compensation	970	669	974	227	383

	$10,126	$10,425	$10,097	$2,512	$3,007

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of general corporate administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been or could be incurred by the Company if it was to operate as a standalone company. As such, the financial information herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or if the Company had been a standalone entity during the periods presented.

8.	Lease Financing Obligations

The Company entered into sale-leaseback transactions in various years that did not qualify for sale-leaseback accounting due to certain forms of continuing involvement and, as a result, the leases were classified as financing transactions in both the Carrols consolidated financial statements and the Company’s consolidated financial statements. At December 31, 2009 and 2010 and March 31, 2011, the balance of these lease financing obligations was $8,811, $8,871 and $8,870, respectively.

In addition, for certain of the Company’s sale-leaseback transactions, Carrols has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of the

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Company’s sale-leaseback transactions. In the Company’s consolidated financial statements, ASC 840-40-25-16 “Sale-Leaseback Transactions”, requires the Company to classify these leases as lease financing transactions because the guarantee from a related party constitutes continuing involvement and causes the sale to not qualify for sale-leaseback accounting. The accompanying consolidated balance sheets include lease financing obligations associated with these transactions of $107,840, $114,104 and $114,115 at December 31, 2009 and 2010 and March 31, 2011, respectively.

Under the financing method, the assets remain on the consolidated balance sheet and the proceeds received by the Company from these transactions are recorded as a lease financing liability. Payments under these leases are applied as payments of imputed interest and deemed principal on the underlying financing obligations.

These leases generally provide for an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales. These leases also require payment of property taxes, insurance and utilities.

At December 31, 2010, payments required on all lease financing obligations were as follows:

2011	$10,869
2012	10,879
2013	10,933
2014	10,972
2015	11,041
Thereafter, through 2030	201,724

Total minimum lease payments	256,418
Less: Interest implicit in obligations	(133,443)

Total lease financing obligations	$122,975

The interest rates on lease financing obligations ranged from 7.1% to 10.8% at December 31, 2010 and March 31, 2011. Interest expense on lease financing obligations totaled $9,988, $10,610 and $10,939 for the years ended December 31, 2008, 2009 and 2010, respectively, and $2,712 and $2,815 for the three months ended March 31, 2010 and 2011, respectively.

9.	Other Income

In 2008, the Company recorded gains of $0.6 million, which included $0.1 million related to the sale of a Taco Cabana property and $0.5 million related to an insurance recovery for damages to a Taco Cabana restaurant property in Galveston, Texas during Hurricane Ike.

During 2009, the Company recorded gains of $0.8 million which included a gain of $0.6 million related to an insurance recovery for damages to Taco Cabana restaurants associated with Hurricane Ike and $0.2 million related to the sale of a non-operating Taco Cabana property.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

10.	Income Taxes

The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax provision has been computed and presented in these consolidated financial statements as if it were a separate taxpaying entity and was comprised of the following for the years ended December 31:

	Year ended December 31,
	2008	2009	2010
Current:
Federal	$(229)	$4,107	$5,095
Foreign	294	310	256
State	632	1,189	1,363

	697	5,606	6,714

Deferred (prepaid):
Federal	397	(319)	(2,608)
State	(41)	(324)	(328)

	356	(643)	(2,936)

Valuation allowance	50	82	(14)

	$1,103	$5,045	$3,764

The provision for income taxes was comprised of the following for the three months ended March 31:

	Three months ended March 31,
	2010	2011
Current	$1,498	$2,569
Deferred	(315)	(293)

	$1,183	$2,276

The provision for income taxes for the three months ended March 31, 2010 was derived using an estimated annual effective income tax rate for 2010 of 37.7%, which excludes any discrete tax adjustments. Discrete tax adjustments increased the provision for income taxes by $7 in the three months ended March 31, 2010.

The provision for income taxes for the three months ended March 31, 2011 was derived using an estimated annual effective income tax rate for 2011 of 38.7%, which excludes any discrete tax adjustments. Discrete tax adjustments increased the provision for income taxes by $11 in the three months ended March 31, 2011.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The components of deferred income tax assets and liabilities at December 31, 2009 and 2010 were as follows:

	December 31,
	2009	2010
Current deferred income tax assets:
Inventory and other reserves	$10	$23
Accrued vacation benefits	1,193	1,245
Other accruals	744	1,032

Current deferred income tax assets	1,947	2,300

Long term deferred income tax assets (liabilities):
Deferred income on sale-leaseback of certain real estate	7,296	6,821
Lease financing obligations	758	843
Lease financing obligations — guaranteed by parent	3,352	4,540
Property and equipment depreciation	(2,976)	(2,213)
Amortization of other intangibles, net	(2,880)	(2,891)
Occupancy costs	2,754	3,464
Tax credit carryforwards	563	549
Other	180	527

Long-term net deferred income tax assets	9,047	11,640
Less: Valuation allowance	(563)	(549)

Total long-term deferred income tax assets	8,484	11,091

Carrying value of net deferred income tax assets	$10,431	$13,391

The Company’s state net operating loss carryforwards expire in varying amounts through 2030.

The Company establishes a valuation allowance to reduce the carrying amount of deferred income tax assets when it is more likely than not that it will not realize some portion or all of the tax benefit of its deferred tax assets. The Company evaluates whether its deferred income tax assets are probable of realization on a quarterly basis. In performing this analysis, the Company considers all available evidence including historical operating results, the estimated timing of future reversals of existing taxable temporary differences and estimated future taxable income exclusive of reversing temporary differences and carryforwards. At December 31, 2009 and 2010, the Company had a valuation allowance of $563 and $549, respectively, against net deferred income tax assets due primarily to foreign income tax credit carryforwards where it was determined more likely than not that the deferred income tax asset amounts would not be realized. The estimation of future taxable income for federal and state purposes and the Company’s ability to realize deferred income tax assets can significantly change based on future events and operating results. Thus, recorded valuation allowances may be subject to future changes that could be material.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

The Company’s effective tax rate was 45.3%, 37.6% and 34.8% for the years ended December 31, 2008, 2009 and 2010, respectively. A reconciliation of the statutory federal income tax provision to the effective tax provision for the years ended December 31, 2008, 2009 and 2010 was as follows:

	2008	2009	2010
Statutory federal income tax provision	$852	$4,694	$3,782
State income taxes, net of federal benefit	384	562	673
Change in valuation allowance	50	82	(14)
Non-deductible expenses	66	54	47
Foreign taxes	294	310	256
Employment tax credits	(338)	(371)	(510)
Foreign tax credits	(244)	(248)	(205)
Miscellaneous	39	(38)	(265)

	$1,103	$5,045	$3,764

The Company’s policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. At December 31, 2009 and 2010, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions. The tax years 2007—2010 remain open to examination by the major taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

11.	Business Segment Information

The Company is engaged in the quick-casual restaurant industry, with two restaurant concepts: Pollo Tropical and Taco Cabana. Pollo Tropical is a quick-casual restaurant brand offering tropical and Caribbean inspired menu items, featuring grilled chicken marinated in a proprietary blend of tropical fruit juices and spices. Taco Cabana is a quick-casual restaurant brand featuring fresh Tex-Mex and traditional Mexican style food, including sizzling fajitas, quesadillas and other Tex-Mex dishes.

The accounting policies of each segment are the same as those described in the summary of significant accounting policies. The following table includes Adjusted Segment EBITDA which is the measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

	Pollo Tropical	Taco Cabana	Consolidated
Three months ended March 31, 2011 (unaudited):
Revenues	$52,235	$63,381	$115,616
Cost of sales	17,149	19,195	36,344
Restaurant wages and related expenses(1)	12,308	19,354	31,662
General and administrative expense(2)	4,090	4,800	8,890
Depreciation and amortization	2,203	2,594	4,797
Adjusted Segment EBITDA	9,870	6,342
Capital expenditures	1,267	3,858	5,125

Three months ended March 31, 2010 (unaudited):
Revenues	$45,493	$62,032	$107,525
Cost of sales	14,693	18,555	33,248
Restaurant wages and related expenses(1)	11,592	19,355	30,947
General and administrative expense(2)	3,914	4,174	8,088
Depreciation and amortization	2,202	2,572	4,774
Adjusted Segment EBITDA	6,648	6,730
Capital expenditures	820	1,301	2,121

Year ended December 31, 2010:
Revenues	$187,293	$251,778	$439,071
Cost of sales	60,045	75,191	135,236
Restaurant wages and related expenses(1)	45,890	76,629	122,519
General and administrative expense(2)	16,447	16,418	32,865
Depreciation and amortization	9,049	10,026	19,075
Adjusted Segment EBITDA	30,062	27,334
Capital expenditures	9,981	13,417	23,398

Year ended December 31, 2009:
Revenues	$177,840	$254,280	$432,120
Cost of sales	58,287	73,783	132,070
Restaurant wages and related expenses(1)	43,999	76,106	120,105
General and administrative expense(2)	14,994	17,154	32,148
Depreciation and amortization	9,170	10,506	19,676
Adjusted Segment EBITDA	25,322	30,452
Capital expenditures	4,950	11,177	16,127

Year ended December 31, 2008:
Revenues	$175,124	$249,654	$424,778
Cost of sales	57,852	76,389	134,241
Restaurant wages and related expenses(1)	43,560	72,510	116,070
General and administrative expense(2)	15,339	17,677	33,016
Depreciation and amortization	9,006	9,227	18,233
Adjusted Segment EBITDA	22,765	25,653
Capital expenditures	19,353	24,819	44,172

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

	Pollo Tropical	Taco Cabana	Consolidated

Identifiable assets
At March 31, 2011 (unaudited)	$158,409	$199,667	$358,076
At December 31, 2010	158,627	199,259	357,886
At December 31, 2009	160,593	199,532	360,125

(1)	Such amounts include stock-based compensation expense allocated to each segment.

(2)	Such amounts include general and administrative expenses related directly to each segment as well as allocated expenses associated with administrative support provided by Carrols including executive management, information systems, legal and accounting services, stock-based compensation expense and certain other administrative functions. See Note 7 for additional information.

A reconciliation of Adjusted Segment EBITDA to consolidated net income follows:

	Year ended December 31,			Three months ended March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Adjusted Segment EBITDA:
Pollo Tropical	$22,765	$25,322	$30,062	$6,648	$9,870
Taco Cabana	25,653	30,452	27,334	6,730	6,342

Less:
Depreciation and amortization	18,233	19,676	19,075	4,774	4,797
Impairment and other lease charges	5,371	2,284	6,614	248	264
Interest expense	21,898	20,447	19,898	4,967	4,845
Provision for income taxes	1,103	5,045	3,764	1,183	2,276
Stock-based compensation	1,063	757	1,002	235	416
Other income	(580)	(799)	—	—	—

Net income	$1,330	$8,364	$7,043	$1,971	$3,614

12.	Commitments and Contingencies

The Company is a party to various litigation matters incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on its consolidated financial statements.

13.	Retirement Plans

Carrols offers the Company’s salaried employees the option to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. Carrols may elect to contribute to the Retirement Plan on an annual basis. Carrols’s contribution is equal to 50% of the employee’s contribution to a maximum Carrols contribution of $520 annually for any plan year that Carrols participates in an employee match. Under the Retirement Plan, Carrols contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands except share and per share amounts)

(Information as of March 31, 2011 and for the three months ended

March 31, 2011 and 2010 is Unaudited)

employee completes at least 1,000 hours of service. Participating employees may contribute up to 50% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Retirement Plan. Annual contributions made by Carrols to the Retirement Plan for the Company’s employees were $127, $119 and $117 for the years ended December 31, 2010, 2009 and 2008, respectively.

Carrols also has an Amended and Restated Deferred Compensation Plan which permits employees not eligible to participate in the Retirement Plan because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan) to voluntarily defer portions of their base salary and annual bonus. All amounts deferred by the participants earn interest at 8% per annum. There is no Company matching on any portion of the funds. At March 31, 2011, December 31, 2010 and December 31, 2009, a total of $578, $673 and $387, respectively, was deferred by the Company’s employees under the Retirement Plan, including accrued interest.

14.	Subsequent Event

The Company was incorporated in April 2011. On May 4, 2011, Carrols contributed all of the outstanding capital stock of Pollo Operations, Inc., Pollo Franchise, Inc., and Taco Cabana Inc., to the Company in exchange for all of the outstanding capital stock of the Company and the Company became a wholly-owned subsidiary of Carrols.